Exhibit 3.1
CERTIFICATE OF DESIGNATION
OF
SERIES F PREFERRED STOCK
OF
QUANTA SERVICES, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

     Quanta Services, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the Delaware General Corporation Law at a meeting duly called and held on October 14, 2010:
     Resolved, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors hereby creates a series of Preferred Stock, par value $0.00001 per share, of the Corporation (the “Preferred Stock”) and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:
     Section 1. Designation and Amount. The designation of the series of Preferred Stock created by this resolution shall be “Series F Preferred Stock” (the “Series”), and the number of shares constituting this Series shall be one (the “Series Share”).
     Section 2. Dividends. No dividends shall be payable in respect of the Series Share.
     Section 3. Voting Rights. The record holder of the Series Share (the “Holder”) shall be entitled to vote (whether at an annual or special meeting or by written consent) on each matter submitted to a vote of the holders of Common Stock, voting together as one class with the holders of Common Stock and with the holders of any other class or series of capital stock of the Corporation voting together with the holders of Common Stock on such matters, except as otherwise provided in this Certificate of Designation or required by applicable law. The Holder shall be entitled to cast on any such matter a number of votes equal to the number of Class A non-voting exchangeable common shares (the “Exchangeable Shares”) of Quanta Services EC Canada Ltd., a British Columbia company (“Exchangeco”), and its successors-at-law, whether by merger, amalgamation or otherwise, outstanding as of the record date for determining the stockholders entitled to vote at such annual or special meeting or entitled to consent to such action by written consent of stockholders and not belonging to the Corporation or any other entity of which a majority of the shares (or similar interests) entitled to vote in the election of members of the board of directors (or similar governing body) of such other entity is held, directly or indirectly, by the Corporation (any such entity, a “subsidiary” of the Corporation).
     Section 4. Redemption.
          (A) At such time as no Exchangeable Shares (other than Exchangeable Shares belonging to the Corporation or any subsidiary of the Corporation) shall be outstanding and there are no shares of stock, debt, options, rights, warrants, or other securities convertible, exchangeable or exercisable for, or other agreements which could give rise to the issuance of, any Exchangeable Shares to any person (other than the Corporation or any subsidiary of the Corporation), the Series Share shall be automatically redeemed for an amount equal to $1.00, but only out of funds legally available therefor, and upon any such redemption of the Series Share by the Corporation, the Series Share shall be deemed retired and canceled and may not be reissued.
          (B) Notice of redemption of the Series Share shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the Holder at such Holder’s address as it appears on the records of the Corporation (i) notifying such Holder of the redemption of the Series Share and (ii) stating the place at which the certificate evidencing the Series Share shall be surrendered.
          (C) From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aside for payment, the Series Share shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers (including voting rights and powers) of the Series Share shall automatically cease and terminate, except the right of the record holder of the Series Share, upon surrender of the certificate for the Series Share, to receive the redemption price of $1.00.
          Section 5. Liquidation, Dissolution or Winding Up.
          (A) Upon the dissolution, liquidation or winding up of the Corporation, the Series Share shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock of the Corporation or on any other class or series of stock ranking junior to the Series Share upon liquidation, the amount of $1.00, and no more.
          (B) Neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.
          (C) After the payment to the Series Share of the full preferential amount provided for in this Section 5, the Series Share shall have no right or claim to any of the remaining assets of the Corporation.

          Section 6. Restrictions on Transfer.
          (A) Notwithstanding anything to the contrary in this Certificate of Designation, the Holder shall not Transfer the Series Share to any person unless either (a) such Transfer complies with the applicable provisions of the Voting and Exchange Rights Agreement, dated October 25, 2010 (the “Trust Agreement”), or (b) such Transfer is approved by the Corporation. Any purported Transfer of the Series Share effected in violation of this paragraph shall be null and void and shall have no force or effect. For purposes of this Certificate of Designation, references to the Trust Agreement shall include any amendment of the Trust Agreement if, and only if, such amendment has been approved by the Corporation.
          (B) For purposes of this Certificate of Designation, “Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of the Series Share or any ownership or other interest in the Series Share; provided, however, that the execution and performance of the Trust Agreement by any person or entity shall not constitute a Transfer.
          (C) The certificate, if any, representing the Series Share shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:
“THE SHARE OF STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO TRANSFER RESTRICTIONS. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF SUCH SHARE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE CERTIFICATE OF DESIGNATION OF SERIES F PREFERRED STOCK OF THE CORPORATION AND A CERTAIN VOTING AND EXCHANGE RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER PARTIES THERETO, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.”
          Section 7. Rank. Except as otherwise provided in this Certificate of Designation, any stock of any class or classes or series of the Corporation shall be deemed to rank prior to the Series Share upon liquidation, dissolution or winding up.
          Section 8. Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

     In witness whereof, this Certificate of Designation is executed on behalf of the Corporation by its duly authorized officer on the date set forth below.

QUANTA SERVICES, INC.
By:	/s/ TANA L. POOL
Tana L. Pool
Vice President:

Dated: October 25, 2010